GENUINE PARTS COMPANY

NEWS RELEASE

FOR IMMEDIATE RELEASE

GENUINE PARTS COMPANY
ANNOUNCES NEW BOARD MEMBER
DECLARES REGULAR QUARTERLY DIVIDEND
AND ANNOUNCES ADDITIONAL 15 MILLION SHARE REPURCHASE PROGRAM

Atlanta, Georgia, August 21, 2017 – Genuine Parts Company (NYSE: GPC) announced today that its Board of Directors elected P. Russell Hardin as a new independent director of the Company. Mr. Hardin is President of the Robert W. Woodruff Foundation, the Joseph B. Whitehead Foundation, the Lettie Pate Evans Foundation and the Lettie Pate Whitehead Foundation. These foundations manage approximately $10 billion in assets and distribute approximately $400 million in grants each year, which support Georgia’s institutions in the areas of education, health, human welfare, the environment, community and economic development, philanthropy and volunteerism, and the arts. Mr. Hardin joined the Foundations’ staff in 1988 and was named President in 2006. Previously, Mr. Hardin practiced law with the Atlanta firm of King & Spalding.

Tom Gallagher, Chairman of Genuine Parts Company, stated, “We are pleased to welcome Mr. Hardin as our newest director. Russ is an extremely talented executive with a wealth of management, business, and legal experience and knowledge that make him a valuable addition to our board. We look forward to his contributions as a director of the Company.”

The Company also announced today that its Board of Directors declared a regular quarterly cash dividend of sixty-seven and one-half cents ($0.675) per share on the Company’s common stock.

The dividend is payable October 2, 2017 to shareholders of record September 8, 2017.

Paul Donahue, President and Chief Executive Officer of Genuine Parts Company, also announced today the Company has increased the number of shares of its common stock authorized for repurchase by 15 million shares. Mr. Donahue stated, “The Company will continue to make advantageous purchases from time to time on the open market or in unsolicited negotiated transactions.”

The Company’s share repurchase program originally authorized the repurchase of 15 million shares in August 1994, another 15 million in April 1999, August 2006, and November 2008, for a total authorization of 60 million shares. Through the current date, the Company has purchased approximately 57.6 million shares under this program and remains authorized to complete the purchase of the approximately 2.4 million shares outstanding. Mr. Donahue concluded, “We are pleased with the progress in the current repurchase program and believe this additional authorization will help to further enhance shareholder value.”

About Genuine Parts Company

Genuine Parts Company is a distributor of automotive replacement parts in the U.S., Canada, Mexico and Australasia. The Company also distributes industrial replacement parts in the U.S., Canada and Mexico through its Motion Industries subsidiary. S. P. Richards Company, the Office Products Group, distributes business products in the U.S. and Canada. The Electrical/Electronic Group, EIS, Inc., distributes electrical and electronic components throughout the U.S., Canada and Mexico. Genuine Parts Company had 2016 revenues of $15.3 billion.

Contacts

Carol B. Yancey, Executive Vice President and CFO – (678) 934-5044
Sidney G. Jones, Senior Vice President — Investor Relations – (678) 934-5628